Exhibit 99.1

FOR IMMEDIATE RELEASE

Griffon Corporation Announces Second Quarter Results

2Q 2010 Continuing Operations EPS of $0.03 vs. Year-ago loss of $0.04

2Q 2010 Segment Adjusted EBITDA increases 80% to $23 million

2Q Revenue increased 14% to $314 million

NEW YORK, NEW YORK, May 6, 2010 — Griffon Corporation (NYSE: GFF) today reported financial results for the second quarter ended March 31, 2010.

Second quarter revenue grew 14% to $314 million, compared to $276 million in the prior year quarter.  Net income for the second quarter was $2.0 million, or $0.03 per diluted share, compared to a loss of $1.4 million, or $0.02 per diluted share, in the prior year second quarter.

Ron Kramer, Chief Executive Officer, commented, “We are very pleased to see improving trends at each of our three operating segments.  Telephonics continued with a strong performance across its business lines.  Building Products continues to benefit from our restructuring activities as well as from an improving trend in the residential market.  Plastics has grown sharply and captured significant market share in a challenging environment and is poised to continue its growth and improving profitability.”

Mr. Kramer continued, “On a strategic level, we remain poised to deploy significant capital to supplement the growth we are realizing organically. Our efforts in this area have become more aggressive over the past quarter.  We have identified and are evaluating significant opportunities for both tuck-in acquisitions to reinforce existing segments, and acquisitions that would contribute new vertical exposure at rates of return that would provide excellent value to our shareholders.”

The Company’s segment adjusted EBITDA in the 2010 quarter grew 80% to $23 million, compared to $13 million in the prior year quarter. Segment adjusted EBITDA is defined as income from continuing operations, excluding corporate overhead, interest, taxes, depreciation and amortization, restructuring charges and the benefit (loss) of debt extinguishment.

Income from continuing operations for the quarter was $2.0 million, or $0.03 per diluted share, compared to a loss of $2.1 million, or $0.04 per diluted share, last year. The Company noted that 2010 second quarter results included $0.01 per diluted share of restructuring charges associated with the planned consolidation of facilities at Building Products.  In the second quarter of fiscal 2010, results of discontinued operations were immaterial with income from discontinued operations of $0.6 million in the prior year second quarter.

The Company further noted that, on October 1, 2009, it adopted the new accounting standard which requires the liability and equity components of convertible debt instruments be separately accounted for using the Company’s nonconvertible debt rate. Adoption of this standard must be applied retrospectively; as a result, the prior year’s second quarter income from continuing operations and net income were each reduced by $0.6 million and the related diluted EPS by $0.01 per share.

Results of Operations

Telephonics

Telephonics revenue increased $19.6 million, or 20%, to $116.2 million compared to the prior year quarter, primarily as a result of higher sales in the Electronic Systems, Radar and Communications divisions, with the largest contribution from the CREW 3.1 Sierra Nevada Corporation contract for counter-IED systems.

Segment operating income increased $2.4 million, or 29%, to $10.6 million from the prior year quarter, driven by the revenue growth along with lower material and program management costs.  The lower costs contributed to a 60 basis point segment operating profit margin increase to 9.1%.

During the quarter, Telephonics was awarded several new contracts and incremental funding on current contracts totaling $174 million; the backlog was $433 million at March 31, 2010, with 71% expected to be realized in the next 12 months, compared to $393 million at September 30, 2009 and $428 million at March 31, 2009.

Following the close of the quarter, the Company received official notification that it had been selected as the provider of the maritime surveillance radar system on the Fire Scout, the U.S. Navy’s Vertical Take-off and Landing Unmanned Aerial Vehicle. This is expected to be a significant, long-term program and more details will be provided when available.

Clopay Building Products

Building Products revenue increased 4%, or $3 million, to $82.2 million compared to the prior year quarter.  The increase was primarily due to higher volume attributable to stabilization in the housing market as well as the favorable translation benefit from a weaker U.S. dollar for Canadian based sales, partially offset by the continued effects of the weak commercial construction market.

Segment operating loss decreased to $3.7 million, an $8.1 million or 69% improvement versus the $11.8 million loss in the prior year quarter.  The improved operating performance was driven by higher volume and associated plant absorption, lower product costs and lower selling, general and administrative expenses driven by the various restructuring activities undertaken in the past several quarters.

The segment’s facilities consolidation project remains on schedule with expected completion in early calendar 2011.

Clopay Plastic Products

Plastics revenue increased $15.3 million, or 15% compared to prior year primarily as a result of higher volume across all businesses, and the benefit of favorable foreign exchange translation, partially offset by unfavorable product mix and lower selling prices driven by lower resin costs compared to the prior year.

For the quarter ended March 31, 2010, segment operating profit decreased by $1.5 million or 23% compared to the prior year.  The cost of resin has rebounded from early calendar 2009 lows, increasing cost of sales; such increased costs have not yet been reflected in higher customer selling prices, impacting margin.  Plastics adjusts customer selling prices based on underlying resin costs, on a delayed basis.  The Company expects that, based on current resin price trends, operating profit will continue to improve as the operating year progresses.

Unallocated Expenses

For the quarter ended March 31, 2010, unallocated expenses include approximately $1.5 million of costs incurred in connection with evaluating various acquisition opportunities; there was no comparable expense in the prior year quarter.

Balance Sheet and Capital Expenditures

Cash and equivalents at March 31, 2010 totaled $348.4 million. Total debt outstanding at March 31, 2010 was $226.2 million, for a net cash position of $122.2 million. Capital expenditures in the second quarter were $7.7 million.

In January 2010, the Company purchased $10.1 million face value of the 2023 Notes for $10.2 million. Including related unamortized debt issuance costs, the purchase resulted in an immaterial pre-tax loss.  The outstanding balance of the 2023 Notes was $50.0 million as of May 6, 2010.

Conference Call Information

The Company will hold a conference call today, May 6, 2010, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-0784 (U.S. participants) or (201) 689-8560 (International participants).  Callers should ask to be connected to Griffon Corporation’s second quarter fiscal 2010 teleconference and provide the conference ID number 350157.

A replay of the call will be available starting on Thursday, May 6, 2010 at 7:30 PM ET by dialing 1-877-660-6853 (U.S.) or (201) 612-7415 (International). The replay account number is 3055 with access code 350157.  The replay will be available through May 20, 2010.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases.  Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; the government reduces military spending on projects supplied by Griffon’s Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Griffon’s subsidiary, Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; and possible terrorist threats and actions, and their impact on the global economy.  Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings.  Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries.  The Company oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures.  The Company provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures.  Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Telephonics Corporation, Clopay Building Products Company and Clopay Plastic Products Company.

•                  Telephonics Corporation’ high-technology engineering and manufacturing capabilities provide integrated information, communication and sensor system solutions to military and commercial markets worldwide.

•                  Clopay Building Products Company is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•                  Clopay Plastic Products Company is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on the Company and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	James Palczynski
Chief Financial Officer	Principal and Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8229
712 Fifth Avenue, 18th Floor
New York, NY 10019

GRIFFON CORPORATION AND SUBSIDIARIES

OPERATING HIGHLIGHTS

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
(in thousands)	2010	2009	2010	2009
REVENUE
Telephonics	$116,190	$96,567	$219,809	$177,394
Building Products	82,204	79,251	181,726	188,069
Plastics	115,583	100,269	217,599	212,958
Total consolidated net sales	$313,977	$276,087	$619,134	$578,421

INCOME BEFORE TAXES AND DISCONTINUED OPERATIONS
Segment operating profit (loss):
Telephonics	$10,622	$8,252	$17,617	$13,630
Building Products	(3,714)	(11,841)	3,147	(16,234)
Plastics	5,086	6,578	5,447	12,114
Total segment operating profit	11,994	2,989	26,211	9,510
Unallocated amounts*	(7,610)	(4,759)	(13,891)	(9,208)
Gain (loss) from debt extinguishment, net	12	—	(6)	4,304
Net interest expense	(3,537)	(3,583)	(6,445)	(6,896)

Income (loss) before taxes and discontinued operations	$859	$(5,353)	$5,869	$(2,290)

*Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

GRIFFON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Revenue	$313,977	$276,087	$619,134	$578,421
Cost of goods and services	244,907	222,112	479,783	465,489
Gross profit	69,070	53,975	139,351	112,932

Selling, general and administrative expenses	64,055	55,545	126,016	112,073
Restructuring and other related charges	1,220	—	2,231	—
Total operating expenses	65,275	55,545	128,247	112,073

Income (loss) from operations	3,795	(1,570)	11,104	859

Other income (expense)
Interest expense	(3,729)	(3,814)	(6,699)	(7,563)
Interest income	192	231	254	667
Gain (loss) from debt extinguishment, net	12	—	(6)	4,304
Other, net	589	(200)	1,216	(557)
Total other income (expense)	(2,936)	(3,783)	(5,235)	(3,149)

Income (loss) before taxes and discontinued operations	859	(5,353)	5,869	(2,290)
Income tax benefit	(1,175)	(3,277)	(345)	(2,280)
Income (loss) from continuing operations	2,034	(2,076)	6,214	(10)

Discontinued operations:
Income (loss) from operations of the discontinued Installation Services business	(1)	1,046	169	1,051
Income tax provision	—	397	59	399
Income (loss) from discontinued operations	(1)	649	110	652
Net income (loss)	$2,033	$(1,427)	$6,324	$642

Basic earnings per common share:
Income (loss) from continuing operations	$0.03	$(0.04)	$0.11	$0.00
Income from discontinued operations	0.00	0.01	0.00	0.01
Net income (loss)	0.03	(0.02)	0.11	0.01

Weighted-average shares outstanding	58,977	58,467	58,906	58,660

Diluted earnings per common share:
Income (loss) from continuing operations	$0.03	$(0.04)	$0.10	$0.00
Income from discontinued operations	0.00	0.01	0.00	0.01
Net income (loss)	0.03	(0.02)	0.11	0.01

Weighted-average shares outstanding	59,939	58,467	59,769	58,745

Note:  Due to rounding, the sum of earnings per share of Continuing operations and Discontinued operations may not equal earnings per share of Net income.

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

GRIFFON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	At March 31, 2010	At September 30, 2009

CURRENT ASSETS
Cash and equivalents	$348,442	$320,833
Accounts receivable, net of allowances of $4,720 and $4,457	188,340	164,619
Contract costs and recognized income not yet billed, net of progress payments of $23,186 and $14,592	74,798	75,536
Inventories, net	135,711	139,170
Prepaid and other current assets	34,433	39,261
Assets of discontinued operations	1,551	1,576
Total Current Assets	783,275	740,995
PROPERTY, PLANT AND EQUIPMENT, net	232,016	236,019
GOODWILL	94,214	97,657
INTANGIBLE ASSETS, net	31,085	34,211
OTHER ASSETS	21,266	29,132
ASSETS OF DISCONTINUED OPERATIONS	5,215	5,877
Total Assets	$1,167,071	$1,143,891

CURRENT LIABILITIES

Notes payable and current portion of long-term debt net of debt discount of $733 and $2,820	$51,261	$78,590
Accounts payable	127,243	125,027
Accrued and other current liabilities	54,357	61,120
Liabilities of discontinued operations	4,647	4,932
Total Current Liabilities	237,508	269,669
LONG-TERM DEBT, net of debt discount of $23,847 and $0	150,360	98,394
OTHER LIABILITIES	73,069	78,837
LIABILITIES OF DISCONTINUED OPERATIONS	7,853	8,784
Total Liabilities	468,790	455,684
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	698,281	688,207
Total Liabilities and Shareholders’ Equity	$1,167,071	$1,143,891

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

GRIFFON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,324	$642

Adjustments to reconcile net income to net cash provided by operating activities:

Income from discontinued operations	(110)	(652)
Depreciation and amortization	20,208	20,910
Long-term debt discount	2,102	1,924
Stock-based compensation	2,935	1,841
Provisions for losses on account receivable	1,138	379
Amortization/write-off of deferred financing costs	609	691
Loss (gain) from debt extinguishment, net	6	(4,304)
Deferred income taxes	(4,384)	(3,537)
Change in assets and liabilities:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(26,170)	14,680
Decrease in inventories	1,998	9,582
Decrease in prepaid and other assets	4,170	1,277
Decrease in accounts payable, accrued liabilities and income taxes payable	(3,724)	(36,914)
Other changes, net	409	(1,618)
Net cash provided by operating activities	5,511	4,901

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(17,689)	(12,088)
(Increase) decrease in equipment lease deposits	28	(345)
Net cash used in investing activities	(17,661)	(12,433)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares from rights offering	—	5,274
Proceeds from issuance of long-term debt	100,000	10,431
Payments of long-term debt	(53,897)	(40,854)
Increase in short-term borrowings	—	904
Financing costs	(4,145)	(227)
Purchase of ESOP shares	—	(4,370)
Exercise of stock options	285	—
Tax benefit from exercise of options/vesting of restricted stock	99	—
Other, net	37	629
Net cash provided by (used in) financing activities	42,379	(28,213)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities of discontinued operations	(269)	(759)
Net cash used in discontinued operations	(269)	(759)

Effect of exchange rate changes on cash and equivalents	(2,351)	(1,102)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	27,609	(37,606)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	320,833	311,921
CASH AND EQUIVALENTS AT END OF PERIOD	$348,442	$274,315

Prior year amounts have been adjusted for the adoption of the new accounting standard for convertible debt.

The following is a reconciliation of operating income, which is a GAAP measure of Griffon’s operating results, to segment operating income and segment adjusted EBITDA. Management believes that the presentation of segment operating income, segment EBITDA and segment adjusted EBITDA is appropriate to provide additional information about the Company’s reportable segments. Segment operating income and segment adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial performance or condition, liquidity or profitability of the Company, and should not be considered as an alternative to (1) net income, operating income or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, segment operating income and segment adjusted EBITDA are not intended to be measures of cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, capital expenditures and debt service requirements.

GRIFFON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

BY REPORTABLE SEGMENT

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
(in thousands)	2010	2009	2010	2009

Telephonics
Segment operating income	$10,622	$8,252	$17,617	$13,630
Depreciation and amortization	1,787	1,543	3,413	3,030
Segment adjusted EBITDA	12,409	9,795	21,030	16,660

Clopay Building Products
Segment operating income (loss)	(3,714)	(11,841)	3,147	(16,234)
Depreciation and amortization	2,586	3,254	5,183	6,486
Restructuring charges	1,220	—	2,231	—
Segment adjusted EBITDA	92	(8,587)	10,561	(9,748)

Clopay Plastic Products
Segment operating income	5,086	6,578	5,447	12,114
Depreciation and amortization	5,833	5,247	11,446	11,010
Segment adjusted EBITDA	10,919	11,825	16,893	23,124

All segments:
Income (loss) from operations - as reported	3,795	(1,570)	11,104	859
Unallocated amounts	7,610	4,759	13,891	9,208
Other, net	589	(200)	1,216	(557)
Segment operating income	11,994	2,989	26,211	9,510
Segment depreciation and amortization	10,206	10,044	20,042	20,526
Restructuring charges	1,220	—	2,231	—
Segment adjusted EBITDA	$23,420	$13,033	$48,484	$30,036

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.